EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Paul Feeney
Executive Vice President
and Chief Financial Officer
AEP Industries
(201) 807-2330
feeneyp@aepinc.com

AEP Industries Inc. and Third Point LLC Announce Stock Repurchase Agreement

South Hackensack, NJ, March 7, 2007 – AEP Industries Inc. (NASDAQ: AEPI), announced today an agreement with Third Point LLC and affiliates for the repurchase of 109,800 shares of its stock at $42.50 per share.  Mr. Brendan Barba, Chairman and Chief Executive Officer of the Company, stated his belief that this transaction “is in the best interests of all shareholders and will be funded with cash presently on hand”.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the food/beverage, industrial and agricultural markets. The Company has operations throughout North America and Europe.